EXHIBIT 99.1
Contact: Brian K. Miller
Senior Vice President — CFO
(972) 713-3720
brian.miller@tylertech.com
TYLER TECHNOLOGIES REPORTS HIGHER FIRST
QUARTER 2007 EARNINGS
NET INCOME RISES 19 PERCENT ON 12 PERCENT REVENUE GROWTH
Dallas, April 25, 2007 — Tyler Technologies, Inc. (NYSE: TYL) today reported the following financial results for the quarter ended March 31, 2007:
•	Total revenues were $50.3 million, up 12.2 percent compared to $44.9 million in the same period last year. Software-related revenues (software licenses, software services and maintenance) grew in the aggregate 12.1 percent for the quarter.

•	Operating income was $3.5 million, compared with operating income of $3.3 million in the same quarter of 2006.

•	Net income was $2.4 million, or $0.06 per diluted share, an increase of 19.3 percent over the prior year’s first quarter. Net income for the three months ended March 31, 2006 amounted to $2.0 million, or $0.05 per diluted share.

•	Free cash flow was $6.1 million (cash provided by operating activities of $6.9 million minus capital expenditures of $766,000). For the first quarter of 2006, free cash flow was $9.0 million (cash provided by operating activities of $10.0 million minus capital expenditures of $1.0 million).

•	EBITDA, or earnings before interest, income taxes, depreciation and amortization, totaled $6.1 million. EBITDA for the first quarter of 2006 totaled $5.7 million.

•	Gross margin was 35.8 percent, compared to 34.5 percent in the quarter ended March 31, 2006.

•	SG&A expenses were $13.0 million compared to $11.0 million in the first quarter of 2006. SG&A expenses were 25.8 percent of revenues compared to 24.5 percent of revenues in the same quarter last year.

•	Total backlog was $196.8 million at March 31, 2007, compared to $186.8 million at March 31, 2006. Software-related backlog (excluding appraisal services) grew year-over-year by $17.9 million, or 11.4 percent, to $174.3 million at March 31, 2007.

•	Tyler has no debt and ended the first quarter of 2007 with $40.3 million in cash, cash equivalents and short-term investments.
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Tyler Technologies Reports Higher First Quarter 2007 Earnings
April 25, 2007

“The first quarter of 2007 marked Tyler’s 24th consecutive profitable quarter and our results continued our trend of year-over-year improvement, with double-digit revenue and earnings growth,” commented John S. Marr, Jr., Tyler’s President and Chief Executive Officer. “Tyler’s gross margin expanded by 130 basis points compared to the first quarter of 2006, even as we increased staffing to boost our capacity to deliver our contracted backlog. And although our SG&A expenses were higher than anticipated in the first quarter, primarily because of an increase in health claims of approximately 40 percent, Tyler posted a 19 percent increase in net income.
“Free cash flow of $6.1 million for the first quarter of 2007 was more than double our GAAP net income,” noted Mr. Marr. “We continue to invest in growth, with an increased commitment to research and development efforts. We also used $5 million in cash for acquisitions and repurchased $4 million of our common stock in the first quarter. We finished the quarter with $40 million in cash and investments on a balance sheet that provides us with a high degree of financial flexibility.
“We continue to expect that Tyler will have solid revenue growth during 2007, and our current revenue outlook is essentially unchanged from the guidance we provided earlier this year,” Mr. Marr continued. “Although we do not believe there has been a fundamental change in either the market we serve or our overall competitive position, we have seen signs of some marginal softness in certain sectors that could result in a revenue mix with slightly lower license revenues than we previously expected. We are also seeing a greater mix of recurring revenue arrangements which have lower license revenues in the initial year compared to typical one-time license sales, but generate higher overall revenues over the term of the arrangement.
“With our current evaluation of the outlook for the remainder of the year, we have revised our earnings and free cash flow expectations. These adjustments also reflect our decision to increase research and development spending for the remainder of 2007, including activity associated with our new Microsoft Dynamics development and other new products, as well as the current expectation that virtually all of these costs will be expensed. The increase in employee health care costs we experienced in the first quarter of the year is also a factor in the revised guidance,” added Mr. Marr.
Annual Guidance for 2007:
Total revenues for 2007 are currently expected to be in the range of $218 million to $222 million. Tyler expects to have diluted earnings per share of approximately $0.37 to $0.42 for the full year 2007. These estimates include assumed pretax expense for the year of approximately $2.5 million, or $0.05 per share after taxes, related to stock options and the Company’s stock purchase plan. The Company currently estimates that its effective income tax rate for 2007 will be approximately 39 percent.
Tyler expects that free cash flow for the year 2007 will be between $24 million and $28 million (cash provided by operations of $28 million to $31 million minus capital expenditures of between $3.5 million and $4.0 million).
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Tyler Technologies Reports Higher First Quarter 2007 Earnings
April 25, 2007

Tyler Technologies will hold a conference call on Thursday, April 26 at 12:00 p.m. Eastern time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (800) 819-9193 for U.S. dialers and (913) 981-4911 for international dialers. Please refer to confirmation code 8729476. A replay of the call will be available two hours after the completion of the call through May 2, 2007. To access the replay, please dial (888) 203-1112 for U.S. dialers and (719) 457-0820 for international dialers and reference pass code 8729476. A live Webcast of the call can be accessed on the Company’s Web site at www.tylertech.com. A replay will also be available on Tyler’s Web site following the conference call.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes more than 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. In April 2007, Tyler was named one of “America’s 100 Most Trustworthy Companies” by Audit Integrity, an independent research firm. More information about Tyler Technologies can be found at www.tylertech.com.
Non-GAAP Measures:
This press release discloses the financial measures of EBITDA and free cash flow. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe these measures are widely used by investors, analysts, and other users of our financial statements to analyze operating performance and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations.
Tyler Technologies, Inc. has included in this press release “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel      , and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission
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(Comparative results follow)
07-23

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues:
Software licenses	$7,971	$7,571
Software services	15,064	13,120
Maintenance	19,939	17,657
Appraisal services	5,580	4,699
Hardware and other	1,778	1,811

Total revenues	50,332	44,858

Cost of revenues:
Software licenses	1,960	2,676
Acquired software	394	301
Software services and maintenance	24,588	21,745
Appraisal services	3,996	3,406
Hardware and other	1,372	1,268

Total cost of revenues	32,310	29,396

Gross profit	18,022	15,462

Selling, general and administrative expenses	12,976	10,976
Research and development expense	1,223	902
Amortization of customer and trade name intangibles	347	322

Operating income	3,476	3,262
Other income, net	447	97

Income before income taxes	3,923	3,359
Income tax provision	1,522	1,347

Net income	$2,401	$2,012

Earnings per common share:
Basic	$0.06	$0.05

Diluted	$0.06	$0.05

EBITDA (1)	$6,065	$5,749

Weighted average common shares outstanding:
Basic	38,813	39,114
Diluted	42,066	41,894

(1) Reconciliation of EBITDA	Three Months Ended March 31,
	2007	2006
Net income	$2,401	$2,012
Amortization of customer and trade name intangibles	347	322
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	2,202	2,324
Interest income included in other income, net	(407)	(256)
Income tax provision	1,522	1,347

EBITDA	$6,065	$5,749

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31,
	2007	December 31,
	(unaudited)	2006
ASSETS

Current assets:
Cash and cash equivalents	$15,111	$17,212
Restricted cash equivalents	4,462	4,962
Short-term investments available-for-sale	20,774	19,543
Accounts receivable, net	47,219	58,188
Other current assets	9,443	9,190
Deferred income taxes	2,579	2,579

Total current assets	99,588	111,674

Accounts receivable, long-term portion	1,137	1,675
Property and equipment, net	8,506	7,390

Other assets:
Goodwill and other intangibles, net	102,105	99,371
Other	155	166

Total assets	$211,491	$220,276

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$18,913	$22,798
Deferred revenue	57,399	62,387

Total current liabilities	76,312	85,185

Deferred income taxes	8,854	9,216
Shareholders’ equity	126,325	125,875

Total liabilities and shareholders’ equity	$211,491	$220,276